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                                                                    EXHIBIT 4(e)




                            CERTIFICATE OF AMENDMENT
                                       TO
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  ENRON CORP.

         ENRON CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

         The amendment to the Company's Restated Certificate of Incorporation set forth in the following resolution approved by the Company's Board of Directors and stockholders was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

         "RESOLVED, that the Restated Certificate of Incorporation of the Company is hereby amended by amending Paragraph (A) and Paragraph (B) of
Article IV B.(9) thereof to read in their entirety as follows:

                 (A) The distinctive designation of the Second Preferred Convertible Series shall be "Cumulative Second Preferred Convertible Stock"; the number of shares which shall constitute the Second Preferred Convertible Series shall be 2,400,000 shares; and such number shall not be increased.

                 (B) The annual rate of dividends payable on shares of the Second Preferred Convertible Series shall be a variable amount equal to the higher of $10.50 per share and the equivalent dividend that would be paid if shares of the Second Preferred Convertible Series were converted to Common Stock and the date from which dividends shall be cumulative and shall accrue on all shares of the Second Preferred Convertible Series shall be the Effective Time of the Merger, as such terms are defined in the Agreement and Plan of Merger, dated as of April 12, 1983 among the Corporation, I N Holdings, Inc. and Belco Petroleum Corporation."

         IN WITNESS WHEREOF, the Company has caused this Certificate to be signed and attested by its duly authorized officers this 27th day of May, 1994.

                                              ENRON CORP.



                                              By:  EDMUND P. SEGNER, III
                                                  Edmund P. Segner, III
                                                  Executive Vice President
                                                  and Chief of Staff
ATTEST:



REX R. ROGERS
Rex R. Rogers
Assistant Secretary